Exhibit (e)(4)
NON-DISCLOSURE AND STANDSTILL AGREEMENT
April 26, 2010
3G Capital Partners Ltd.
600 Third Avenue, 37th Floor
New York, NY 10016
Attn: Alexandre Behring
         Managing Director
Dear Mr. Behring:
     1. Background. To facilitate discussions relating to a possible transaction (the “Potential Transaction”) between Burger King Holdings, Inc. (together with its subsidiaries, “Company”) and 3G Capital Partners Ltd. (“3G Capital”) or its nominee, Company expects to make available to 3G Capital and/or its Representatives (as defined below) nonpublic information concerning Company, including, but not limited to information concerning the businesses, condition (financial and other), operations, and prospects of Company. As a condition to such information being furnished, 3G Capital agrees to treat all Evaluation Material (as defined below) furnished to it or to its Representatives by or on behalf of the Company in accordance with the provisions of this Non-disclosure and Standstill Agreement (the “Agreement”), and to take or abstain from taking certain other actions, in each case as hereinafter set forth. As used in this letter, a party’s “Representatives” shall mean (1) 3G Capital’s Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (2) any 3G Capital Fund, (3) each Approved Financing Source, and (4) the respective directors, officers, employees, limited partners or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) of 3G Capital, its Affiliates any 3G Capital Fund or any Approved Financing Source. For purposes of this Agreement, an Approved Financing Source, shall be (i) BC Capital Partners, (ii) any nationally recognized commercial lending institution to the extent that the Company has given prior written consent to 3G or its Representatives approaching such commercial lending institution (it being understood that the Company hereby consents to contact with, and designation as an Approved Financing Source of, the three nationally recognized commercial lending institutions orally identified to the Company by 3G in connection with the execution and delivery of this letter agreement), and (iii) any other person who is an actual or potential financing source of the Potential Transaction to the extent that the Company has given prior written consent to 3G or its Representatives approaching such person.
     2. Evaluation Material. The term “Evaluation Material” means all information concerning the Company or any of its subsidiaries or affiliates, whether in verbal, visual, written, electronic or other form, which is provided from and after the date hereof by the Company or any of its Representatives on behalf of the Company to 3G Capital or any of its Representatives together, in each case, with all notes, memoranda, summaries, analyses, studies, compilations and other writings prepared by 3G Capital or any of its Representatives to the extent they contain, reflect or are based upon, in whole or in part, the information furnished to 3G Capital or its Representatives pursuant hereto. Notwithstanding the foregoing, the term “Evaluation Material” does not include information which (i) is already in the possession of 3G Capital or any of its Representatives or becomes available to it from a source other than
BURGER KING CORPORATION
5505 Blue Lagoon Drive • Miami, Florida 33126 • (305) 378-7011

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April 26, 2010

the Company, provided that such source is not, to the knowledge of 3G Capital, subject to another confidentiality agreement with or other obligation of secrecy to the Company; (ii) becomes generally available to the public other than directly or indirectly as a result of a disclosure by 3G Capital or its Representatives in violation of this Agreement; (iii) is or was independently developed by 3G Capital or its Representatives without use of the Evaluation Material; or (iv) upon the advice of legal counsel, is required to be disclosed pursuant to the requirements of a government agency or by operation of law, subject to 3G Capital’s compliance with paragraph 5 below.
     3. Proper Use of Evaluation Material. 3G Capital agrees that the Evaluation Material will be used solely for the purpose of evaluating and executing the Potential Transaction with the Company and that such information will be kept confidential and will not be disclosed by 3G Capital or its Representatives, except that (i) any of such information may be disclosed to 3G Capital’s Representatives who need to know such information at the time of disclosure for the purpose of evaluating or executing the Potential Transaction (taking into consideration the status of any discussions between the Company and 3G Capital), monitoring compliance or enforcing its rights hereunder, it being understood that 3G Capital’s Representatives who receive Evaluation Material hereunder shall be informed by 3G Capital of the confidential nature of such information, and (ii) any of such information may be disclosed under circumstances and conditions contemplated by 3G Capital’s compliance with paragraph 5 below or to which the Company gives its express, prior consent in writing. For the avoidance of doubt, without the Company’s prior written consent, 3G Capital may not disclose Evaluation Materials or that discussions are taking place to any non-controlling limited partner or limited partner whose consent would not be required to make a formal proposal for a Potential Transaction. 3G Capital shall be responsible for ensuring that its Representatives shall comply with the terms of this Agreement applicable to them to the same extent as if they were parties to it; provided, however, that 3G Capital will not be responsible for any breach of this Agreement by any of its Representatives who has entered into a written letter agreement with the Company agreeing to be bound by the confidentiality provisions of this letter agreement. In any event, 3G Capital agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material and at its sole expense to take reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material. 3G Capital shall keep customary records of Representatives to whom it discloses Evaluation Material as permitted by this paragraph.
     4. Confidentiality of Discussions. Without the Company’s express, prior consent in writing, 3G Capital will not, and will direct its Representatives not to, directly or indirectly, disclose to any person who is not hereby authorized to receive the Evaluation Material either the fact that discussions or negotiations are taking place concerning a Potential Transaction or any of the terms, conditions or other facts with respect to any such Potential Transaction, including without limitation the status thereof, or the existence or terms of this Agreement; provided, however that 3G Capital or any of its Representatives may make such disclosure if, and solely to the extent that, the Company has already done so to such person or 3G Capital or any of its Representatives has received the advice of its outside counsel that such disclosure must be made in order that 3G Capital or its Representative not commit a violation of law, rule or regulation as though paragraph 5 were applicable to such information. 3G Capital acknowledges that the Company and any of its Representatives may enter into any discussions or negotiations with any other person regarding a transaction similar to the Potential Transaction and may disclose to any other person that the Company has had conversations regarding a Potential Transaction, provided, however, that, without 3G Capital’s express, prior consent in writing, the Company will not, and will cause its Representatives to not, directly or indirectly, disclose the identity of 3G Capital or the specific terms of any Potential Transaction; provided, however that the Company or any of its Representatives may make such disclosure if, and solely to the extent that, 3G Capital has already done so to such person or the Company or any of its Representatives has received the advice of its outside

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April 26, 2010

counsel that such disclosure must be made in order that the Company or its Representatives not commit a violation of law, rule or regulation as though paragraph 5 were applicable to such information.
     5. Requests for Disclosure. If 3G Capital or any of its Representatives is requested or required to disclose any of the Evaluation Material (whether by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or by applicable securities laws or by governmental regulatory authorities or any securities exchange), to the extent permitted by law and reasonably practicable, 3G Capital shall provide the Company with prompt written notice of such request or requirement so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. Upon the Company’s request and at the Company’s expense, 3G Capital shall reasonably cooperate with the Company in seeking such protective order or other appropriate remedy. If 3G Capital or any of its Representatives is nonetheless, upon the advice of counsel, legally compelled to disclose Evaluation Material to any tribunal or to any governmental regulatory authority or other recipient, 3G Capital or any of its Representatives may, without liability hereunder, disclose to such tribunal or governmental regulatory authority or other recipient that portion of the Evaluation Material which it determines in good faith is legally required to be disclosed, provided that 3G Capital, at the Company’s request and expense, will exercise its commercially reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by reasonably cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal or governmental regulatory authority or other recipient.
     6. Securities Compliance and Standstill. (A) 3G Capital acknowledges that the Evaluation Material may contain material nonpublic information concerning the Company. 3G Capital further acknowledges its awareness of the restrictions imposed by federal and state securities laws on persons in possession of material nonpublic information, and agrees that while it is in possession of material nonpublic information regarding the Company, it shall not, and shall direct its Representatives and its Affiliates and Associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to whom it has shared material nonpublic information regarding the Company, to not directly or indirectly, acquire, offer to acquire, or agree to acquire, whether by purchase or otherwise, or sell, offer to sell, or agree to sell or enter into any arrangement with respect to any loan of, or decoupling of voting, dispositive or economic rights or interests in respect of, any securities (or any derivative or other rights to acquire or sell any securities) of the Company or any of the Company’s subsidiaries, or of any successor to or person in “control” (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company, or any assets of the Company or any business, division or operating unit of the Company or of any such successor or control person, in any case to the extent such activity would violate the U.S. or any applicable state federal securities laws. (B) In addition, 3G Capital agrees that for a period of twelve (12) months after the date of this Agreement, neither it, nor any of its Representatives (other than any (i) advisor or Approved Financing Source who is not taking any action on behalf of or at the direction of 3G Capital or any of its Affiliates, including on behalf of or at the direction of any 3G Capital Fund or (ii) limited partner who does not exercise control over 3G Capital or any 3G Capital Fund and who has not previously been told of the Potential Transaction), directly or indirectly, shall:
(a) acquire, offer to acquire, or agree to acquire, whether by purchase or otherwise, or enter into any arrangement with respect to any security providing for voting, dispositive or economic rights or interests in respect of, any securities (or any derivative or other rights to acquire or sell any securities) of the Company or any of the Company’s subsidiaries, or of any successor to or person in control of the Company, or any assets of the Company or any business, division or

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April 26, 2010

operating unit of the Company; provided, however, that neither this clause (a) nor any other subsection on this Section (B) shall prohibit 3G Capital or any other person from acquiring up to the Specified Percentage (as defined below) of any capital stock of the Company (or any security related to any such capital stock) or enter into arrangement with respect thereto, it being understood that the “Specified Percentage” shall mean (x) until the six month anniversary of the date hereof, 1%, or (y) from and after the six month anniversary of the date hereof, 4.9%, in either case unless the Company has consented to a higher percentage upon request from 3G Capital;
(b) acquire or agree, offer, seek or propose to acquire ownership, or facilitate the acquisition or ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the 1934 Act) of any debt securities of the Company;
(c) publicly or otherwise effect, seek, offer or propose or make any public announcement with respect thereto to effect, or cause or participate in, or in any way assist any other person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote, modify or waive any provisions of any securities of the Company;
(d) make any public announcement with respect to, or submit to the Company or any person, an unsolicited proposal or offer (with or without conditions) providing for, any merger, consolidation, acquisition, business combination, recapitalization, reorganization, divestiture, spin-off, cash or property distribution or other extraordinary transaction involving the Company or the Company’s subsidiaries or any of the Company’s or the Company’s subsidiaries’ securities or material assets (a “Business Combination”) or cause any person to initiate, seek to effect or affect a Business Combination or submit an unsolicited proposal or offer (with or without condition) with respect to a Business Combination or make any public announcement regarding a Business Combination;
(e) enter into any discussions, negotiations, arrangements, understandings or commitments with any third person (other than 3G Capital’s Representatives) with respect to any of the foregoing, or otherwise form, join or in any way engage in any discussions relating to the formation of, or participate in, any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any other third person (other than 3G Capital’s Representatives) in connection with any of the foregoing, in each case except as contemplated by the second sentence of the last paragraph of this Paragraph 6;
(f) call, request or seek to have called any meeting of the stockholders of the Company or execute any written consent in lieu of a meeting of holders of any securities of the Company;
(g) seek the removal of any member of the Board of Directors, seek to elect or place a representative on the Board of Directors of the Company;
(h) seek to have the Company waive, amend or modify its charter or bylaws;
(i) take any other action that will require the Company to make a public announcement regarding any of the matters set forth above; or
(j) make any request directly or indirectly to amend or waive any provision of this section

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of this Agreement (including this clause (j)).
Notwithstanding the foregoing, this section shall not prevent 3G Capital or any 3G Capital Fund from making non-public proposals to the Company with respect to a Potential Transaction in compliance with any written procedures provided by the Company or its Representatives. 3G Capital and its Representatives may not engage in discussions and negotiations to enter into and finance the Potential Transaction (except with the Approved Financing Sources) without the express prior written consent of the Company. In addition, notwithstanding anything to the contrary set forth in this clause (B) of this paragraph 6, if (1) the Company enters into and announces any definitive business combination agreement where the consideration consists wholly of cash or (2) the Company announces that it is soliciting from one or more persons or may enter into discussions with one or more persons regarding, or invites any other person or group to make a proposal (without similarly inviting 3G Capital and its Affiliates to make a similar proposal) providing for, an acquisition of all or substantially all of the Company’s assets or the Company’s equity securities (by merger, tender offer or otherwise), then 3G Capital may make a non-public proposal regarding a Potential Transaction directly to the Chief Executive Officer of the Company.
     7. Non-Solicitation of Employees. 3G Capital agrees that without the Company’s prior written consent, until the two-year anniversary of the date of this Agreement, neither it nor any of its Affiliates or its or their officers, directors or employees, directly or indirectly, shall solicit for employment with it any person who is now employed by the Company; provided, however, that the term “solicit for employment” shall not be deemed to include general solicitations of employment not specifically directed toward employees of the Company or the Company’s subsidiaries, and that this provision will not prohibit the hiring of any individual responding thereto or whose employment with the Company was terminated, either by the Company or by such individual, prior to 3G Capital’s discussions with such individual.
     8. Non-Solicitation of Franchisees, Customers or Suppliers. 3G Capital agrees that without the Company’s prior written consent, until the two-year anniversary of the date of this Agreement, neither it nor any of its Affiliates or its or their officers, directors or employees, directly or indirectly, whether or not for compensation, for the purpose of engaging in competition with Company or circumventing the intent of this Agreement, shall solicit any person or entity that is a franchisee, customer or supplier of Company who became known to 3G Capital as a result of the evaluation of the Potential Transaction.
     9. No Representation. 3G Capital understands that neither the Company nor any of its Representatives has made or makes any express or implied representation or warranty as to the accuracy or completeness of the Evaluation Material. 3G Capital agrees that neither the Company nor any of its Representatives will have any liability to 3G Capital or any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom except as set forth in any final definitive agreement regarding any Potential Transaction. Only those representations or warranties that are made in a final definitive agreement regarding any Potential Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.
     10. No Contract. Each party hereto understands and agrees that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered. Each party hereto further acknowledges and agrees that the Company reserves the right, in its sole discretion, to reject any and all proposals made by any party hereto or any of its Representatives with regard to a Potential Transaction

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April 26, 2010

between the parties, and to terminate discussions and negotiations with the other party hereto at any time. Each party hereto further understands that (i) the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to 3G Capital or any other person), (ii) any procedures relating to such process or transaction may be changed at any time without notice to 3G Capital or any other person, and (iii) no party hereto shall not have any claims whatsoever against the other party hereto, its Representatives or any of its directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any transaction involving the Company (other than those claims against the parties to a definitive agreement between the Company and 3G Capital in accordance with the terms thereof) nor, unless a definitive agreement is entered into between the Company and 3G Capital, against any third party with whom a transaction is entered into. Neither this paragraph nor any other provision in this Agreement can be waived or amended except by express written consent of the Company and 3G Capital.
     11. Return of Materials. In the event either the Company or 3G Capital has determined that it does not wish to proceed with the Potential Transaction, such party will immediately give the other party notice of the same. In such a case or in the event the Company, at its sole discretion so requests at any time for any reason, 3G Capital will promptly, at 3G Capital’s option, deliver to the Company or destroy all written and other tangible Evaluation Material; provided, however, that (x) 3G Capital and its Representatives shall be entitled to retain copies of the Evaluation Material to the extent reasonably necessary to comply with applicable law, rules or regulations or professional codes of conduct (such as those applicable to accountants and attorneys), which shall be used solely for such purposes, (y) neither 3G Capital nor its Representatives shall be required to expunge Evaluation Material stored in a non-written medium from archiving conducted as part of established record retention policies (provided that the foregoing shall not be deemed to permit the use thereof), and (z) none of 3G Capital’s Representatives (but not including 3G Capital itself or any 3G Capital Fund) shall be required to expunge Evaluation Material in a written medium from archiving conducted as part of established record retention policies (provided that the foregoing shall not be deemed to permit the use thereof). Notwithstanding clause (z) of the immediately preceding sentence, upon any such request, 3G Capital shall use reasonable efforts to request that its Representatives not retain any non-written Evaluation Material contemplated by clause (z) notwithstanding their record retention policies. Upon request of the Company, all documents, memoranda, notes, reproductions and other writings whatsoever prepared by 3G Capital or its Representatives to the extent based on or reflecting the information in the Evaluation Material will be destroyed by 3G Capital, subject to the provisos and exceptions set forth in the immediately preceding sentences. At the Company’s request, any destruction requested or required by this paragraph 11 will be certified in writing to the Company by an authorized executive officer supervising such destruction. 3G Capital or its Representatives will not retain any copies, extracts or other reproductions in whole or in part of such Evaluation Material except as otherwise provided in this paragraph 11. Notwithstanding the return of the Evaluation Material and destruction of the other materials described above or the retention of such Evaluation Material pursuant to the preceding sentences, 3G Capital and its Representatives will continue to be bound by 3G Capital’s obligations hereunder on the terms set forth herein.
     12. Injunctive Relief. 3G Capital agrees that money damages may not be a sufficient remedy for any breach of our agreements in this Agreement by 3G Capital and that the Company will be entitled to seek injunctive relief, specific performance and/or any other appropriate equitable remedies for any such breach. Such remedies shall not be deemed to be exclusive, but shall be in addition to all other remedies available at law or in equity. In addition, in the event of an action before a court or arbitrator to specifically enforce the terms hereof, the successful party in such action (determined on the basis of the party to whom such court or arbitrator sides) will be entitled to payment of its legal fees

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and disbursements, court costs and other expenses of enforcing, defending or otherwise protecting its interests and/or compliance with its obligations hereunder.
     13. Term. Unless otherwise expressly provided herein, 3G Capital’s obligations under this Agreement shall be for a period of two (2) years from the date hereof; provided, however, that if the parties enter into a written, fully executed contract providing for the Potential Transaction, the confidentiality and non-disclosure provisions of such contract shall govern to the extent of any conflict with this Agreement.
     14. Law to Govern; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws therein. The parties hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts located in New Castle County, Delaware in any action arising out of or relating to this Agreement, and waive any other venue to which either party might be entitled by domicile or otherwise and agree not to commence any action, suit or proceeding related thereto except in any such court.
     15. Successors and Assigns. This Agreement and each party’s obligations hereunder shall be binding on the representatives, assigns, and successors of such party and shall inure to the benefit of the assigns and successors of such party; provided, however, that the rights and obligations of either party hereunder may not be assigned or transferred by either party without the prior written consent of the other party.
     16. Other Provisions. Nothing herein or disclosed pursuant hereto shall be construed to grant any right or license under any intellectual property rights (including, without limitation, patents, trademarks, copyrights, trade secrets, processes, methods, techniques, know-how or the like) of the Company. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and in the event any time period herein is found to be invalid or unenforceable, that time period shall be read to be the maximum time period allowed by law. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any prior agreement and understandings between the parties regarding the subject matter hereof; provided, however, that if the parties enter into a written, fully executed contract covering the Potential Transaction, the confidentiality and non-disclosure provisions of such contract shall govern to the extent of any conflict with this Agreement. This Agreement shall be construed as to its fair meaning and not strictly for or against either party. It is understood that the terms of access by 3G Capital or any of its Representatives to Evaluation Material contained in any data room or website provided or arranged by the Company or on the Company’s behalf in connection with the Potential Transaction shall be superseded by the understandings and agreements contained herein.

3G Capital Partners Ltd.
April 26, 2010

          Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, at which time this Agreement shall become a binding agreement between Burger King Holdings, Inc. and you.

Sincerely, Burger King Holdings, Inc,
By:	/s/ John W. Chidsey
Name:	John W. Chidsey
Title:	Chief Executive Officer

CONFIRMED AND AGREED TO
AS OF THE ABOVE DATE
3G Capital Partners Ltd.

By: Name:	/s/ Alexandre Behring Alexandre Behring
Title:	Managing Director